Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
RiverNorth Marketplace Lending Corporation:

We consent to the use of our report dated August 29, 2017, with respect to the financial statements of RiverNorth Marketplace Lending Corporation, incorporated by reference herin and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.
/s/ KPMG LLP

Chicago, Illinois
October 2, 2017